Exhibit (a)(5)(B)

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FILE BY FAX

ORIGINAL

FILED ALAMEDA COUNTY

MAY 17 2010

CLERK OF THE SUPERIOR COURT

By [ILLEGIBLE]

THE WEISER LAW FIRM, P.C.

KATHLEEN A. HERKENHOFF (168562)

12707 High Bluff Drive, Suite 200

San Diego, CA 92130

Telephone: 858-794-1441

Facsimile: 858-794-1450

kah@weiserlawfirm.com

RYAN & MANISKAS, LLP

RICHARD MANISKAS

995 Old Eagle School Rd. Suite 311

Wayne, PA 19087

Telephone: 484/588-5516

Facsimile: 484/450-2582

THE WEISER LAW FIRM, P.C.

ROBERT B. WEISER

DEBRA S. GOODMAN

HENRY J. YOUNG

121 N. Wayne Avenue, Suite 100

Wayne, PA 19087

Telephone: 610/225-2677

Facsimile: 610/225-2678

Attorneys for Plaintiffs

SUMMONS ISSUED

SUPERIOR COURT OF THE STATE OF CALIFORNIA

COUNTY OF ALAMEDA

THE VLADIMIR GUSINSKY LIVING TRUST DATED 8/25/1993, On Behalf Of Itself And All Others Similarly Situated,

Plaintiff,

vs.

RICHARD C. ALBERDING, JOHN S. CHEN, CECILIA CLAUDIO, MIKE DANIELS, L. WILLIAM KRAUSE, ALAN B. SALISBURY, JACK E. SUM, ROBERT P. WAYMAN, SYBASE INCORPORATED and SAP AG,

Defendant(s).

)))))))))))))))))

Case No. RG10515575

CLASS ACTION COMPLAINT

JURY TRIAL DEMANDED

CLASS ACTION COMPLAINT

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CLASS ACTION COMPLAINT

Plaintiff alleges upon knowledge as to its own acts and upon information and belief as to all other matters, as follows:

SUMMARY OF THE ACTION

1. This is a stockholder class action brought by plaintiff on behalf of itself and the public shareholders of Sybase Incorporated (“Sybase” or the “Company”) against Sybase, the directors of Sybase, and the SAP AG company (“SAP AG”) arising out of their agreement to sell Sybase to SAP AG via an unfair process (the “Proposed Transaction”). In pursuing the Proposed Transaction each of the defendants has violated applicable law by directly breaching and/or aiding breaches of fiduciary duties of loyalty and due care owed to plaintiff and the proposed class.

2. Under the terms of the Proposed Transaction, SAP AG will acquire all of Sybase’s outstanding shares of common stock for approximately $5.8 billion pursuant to a tender offer, after which Sybase will merge into an SAP AG controlled entity. The Proposed Transaction has been approved by Sybase’s board of directors (the “Board”). Each Sybase shareholder is to receive $65 in cash for each Sybase share (the “Offer Price”). The Offer Price represents a premium of 56% on the trading price of Sybase stock prior to the announcement of the Proposed Transaction.

3. The Proposed Transaction is the product of a flawed process that is designed to ensure the sale of Sybase to SAP AG on terms preferential to SAP AG but detrimental to plaintiff and the other public stockholders of Sybase. Plaintiff seeks to enjoin the Proposed Transaction, or alternatively, in the event the Proposed Transaction is consummated, plaintiff seeks to recover damages caused by the breaches of fiduciary duties owed to the Company’s shareholders.

JURISDICTION AND VENUE

4. This Court has jurisdiction over each of the defendants named below because at all relevant times, they conducted business in, resided in and/or were citizens of California. This action is not removable.

5. Venue is proper in this county in that the actions complained of arose in this county.

PARTIES

6. Plaintiff is, and has been at all times relevant hereto, a Sybase shareholder.

CLASS ACTION COMPLAINT

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7. Defendant Sybase is incorporated under the laws of the State of Delaware and is headquartered at One Sybase Drive, Dublin, California, 94568. Sybase is a computer software manufacturer. Sybase is and at all times relevant hereto was listed and traded on the New York Stock Exchange (the “NYSE”) under the symbol “SY.”

8. Defendant SAP AG is a registered German company located at Dietmar-Hopp-Allee 16, Walldorf, 69190, Germany. Like defendant Sybase, defendant SAP AG develops computer software. Upon information and belief, SAP AG has a business location at 46720 Fremont Boulevard, Fremont, California, 94538.

9. Defendant Richard C. Alberding (“Alberding”) is a Sybase director and has served as a Company director since 1993.

10. Defendant John S. Chen (“Chen”) is a Sybase director and has served as a Company director since 1998. Defendant Chen also serves as the Company’s Chairman of the Board, Chief Executive Officer and President.

11. Defendant Cecilia Claudio (“Claudio”) is a Sybase director and has served as a Company director since 1999.

12. Defendant Mike Daniels (“Daniels”) is a Sybase director and has served as a Company director since 2007.

13. Defendant L. William Krause (“Krause”) is a Sybase director and has served as a Company director since 1995.

14. Defendant Alan B. Salisbury (“Salisbury”) is a Sybase director and has served as a Company director since 1993.

15. Defendant Jack E. Sum (“Sum”) is a Sybase director and has served as a Company director since 2004.

16. Defendant Robert P. Wayman (“Wayman”) is a Sybase director and has served as a Company director since 1995.

17. The defendants identified in paragraphs 9 through 16 are at times collectively referred to as the Individual Defendants.

CLASS ACTION COMPLAINT

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18. The Individual Defendants, as officers and directors of the Company, owe fiduciary duties to the Company’s public shareholders. As alleged herein, the Individual Defendants have breached their fiduciary duties by failing to properly inform shareholders as to the terms of the Proposed Transaction sufficient for said shareholders to make an informed decision as to whether to tender their shares, and failed to maximize shareholder value in a proposed sale of the Company.

CLASS ACTION ALLEGATIONS

19. Plaintiff brings this action on its own behalf and as a class action pursuant to the California Code of Civil Procedure §382, on behalf of all holders of Sybase stock who are being and will be harmed by defendants’ actions described herein (the “Class”). Excluded from the Class are defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any defendants.

20. This action is properly maintainable as a class action.

21. The Class is so numerous that joinder of all members is impracticable. Sybase has outstanding approximately 87 million shares owned by thousands of shareholders.

22. There are questions of law and fact which are common to the Class including, inter alia, the following:

(a) whether the Individual Defendants have breached their fiduciary duties of undivided loyalty and due care with respect to plaintiff and the other members of the Class in connection with the Proposed Transaction;

(b) whether the Individual Defendants have erected barriers designed to deter interested bidders, other than SAP AG;

(c) whether the Individual Defendants have disclosed to the Company’s public shareholders all material information necessary for said shareholders to make a decision as to whether to tender their shares in support of the Proposed Transaction;

(d) whether plaintiff and the other members of the Class will be irreparably harmed if the transactions complained of herein are consummated.

23. Plaintiffs claims are typical of the claims of the other members of the Class and plaintiff does not have any interests adverse to the Class.

CLASS ACTION COMPLAINT

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24. Plaintiff is an adequate representative of the Class, has retained competent counsel experienced in litigation of this nature and will fairly and adequately protect the interests of the Class.

25. The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications which would establish incompatible standards of conduct for the party opposing the Class.

26. Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.

FACTUAL ALLEGATIONS

27. Despite recent difficulties caused by the global recession the long term prospects for Sybase’s services and finances are favorable. Sybase stated as much in a press release issued on April 22, 2010 entitled “Sybase Delivers Record First Quarter Results, Driven By 10% License Growth, 23% Messaging Growth, and 42% GAAP Net Income Growth” (the “April 22, 2010 Press Release”). In the April 22, 2010 Press Release the Company reported favorable revenues and financial prospects including: “Historical first quarter records achieved in total revenue, operating income, operating margin, net income, EPS, and cash flow from operations; Total revenue up 10% year over year; Database license revenue increased 25%; and GAAP operating income up 30% to $74.1 million, representing operating margin of 25%.” In the April 22, 2010 Press Release, defendant Chen stated, in pertinent part:

2010 is off to a strong start for Sybase. We achieved historical first-quarter highs in revenue, operating margins, earnings, and cash flow.

Expansion of data, mobile devices, and real-time computing is driving adoption of our Unwired Enterprise strategy and stimulating demand for our data management, analytics, and mobility offerings.

We made progress across our product stack as we launched innovative new solutions in the quarter, including the ASE In-Memory Database option, Operator Analytics 365, Mobile CRM for SAP, and Mobile Workflow for SAP, among others.

Due to our stronger-than-expected Q1 results, we are raising our guidance for full-year earnings and cash flow. For the balance of the year, we remain focused on investments in product innovation, partnerships, and sales channels to capitalize on both mid- and long-term opportunities.

CLASS ACTION COMPLAINT

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28. Despite the favorable economic circumstances for Sybase, the Individual Defendants have agreed to sell the Company to SAP AG thereby cashing out the interests of the Company’s shareholders.

29. On May 12, 2010, SAP AG announced details of the Proposed Transaction in a press release. The May 12, 2010 press release stated in pertinent part:

WALLDORF, Germany and Dublin, California, USA - May 12, 2010 - SAP (NYSE: SAP) and Sybase, Inc., Dublin, California (USA) (NYSE: SY) today announced that SAP’s subsidiary, SAP America, Inc., has signed a definitive merger agreement to acquire Sybase, Inc., in a transaction that will bring the two information technology (IT) leaders together to enable companies to become better-run “unwired enterprises.” As a result of this transaction, customers will be able to better harness today’s explosion of data and deliver information and insight in real time to business consumers wherever they work so they can make faster, more informed decisions. Companies will benefit from greater productivity, speed and agility to help their businesses grow. Under the terms and conditions of the merger agreement, SAP America, Inc., will make an all cash tender offer for all of the outstanding shares of Sybase common stock at $65.00 per share, representing an enterprise value of approximately $5.8 billion.

The per share purchase price represents a 44% premium over the three-month average stock price of Sybase. The transaction will be funded from SAP’s cash on hand and a €2.75 billion loan facility arranged and underwritten by Barclays Capital and Deutsche Bank.

The Sybase board of directors has unanimously approved the transaction. The closing of the tender offer is conditioned on the tender of a majority of the outstanding shares of Sybase’s common stock on a fully diluted basis and clearance by the relevant antitrust authorities...

Sybase to Operate Stand-Alone

The two companies announced that Sybase will operate as a standalone unit under the name “Sybase, an SAP Company.” Sybase’s management team will continue to run the business. The SAP Executive Board plans to propose to the Supervisory Board to appoint the Chairman and CEO of Sybase to SAP’s Executive Board...

30. The timing of the Proposed Transaction has been engineered to cash out Sybase’s stockholders just as the economic recession appears to be at an end and the Company is poised to reap the financial benefits. If the Proposed Transaction is consummated it will result in Sybase’s shareholders being cashed out of their interest in the Company at below the Company’s true value.

Sybase has yet to disclose material information concerning the Offer Price in SEC filings related to the

Proposed Transaction, nevertheless, the Offer Price reflects an inadequate premium to the trading price of the Company’s common stock prior to the announcement of the Proposed Transaction given that

CLASS ACTION COMPLAINT

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Sybase has promising finances and given that Sybase’s shareholders will be ceding control of the

Company.

31. Furthermore, and in violation of the duty of the Individual Defendants to maximize shareholder value, the agreement between defendants to merge Sybase with SAP AG (the “Merger

Agreement”) contains terms designed to favor the Proposed Transaction and deter alternative bids. The improper terms of the Merger Agreement include the following:

(a) A non-solicitation clause preventing Sybase or the Individual Defendants from soliciting an alternative offer for Sybase that might increase value to the Company’s shareholders;

(b) A matching rights clause that obligates Sybase to notify SAP AG of any unsolicited superior offer for Sybase, and allows SAP AG to match such an offer; and

(c) A termination fee payable by Sybase to SAP AG in certain circumstances upon the acceptance of an alternative offer by Sybase for the Company.

32. Unless enjoined by this Court, the defendants will continue to breach and/or aid the breaches of fiduciary duties owed to plaintiff and the Class, and may consummate the Proposed

Transaction which will deprive Class members of their fair share of Sybase’s valuable assets and businesses, to the irreparable harm of the Class.

33. Plaintiff and the other members of the Class have no adequate remedy at law.

COUNT I

Claim for Breaches of Fiduciary Duties

Against the Individual Defendants

34. Plaintiff repeats and re-alleges each allegation set forth herein.

35. The Individual Defendants have violated their fiduciary duties of care and loyalty owed to the public shareholders of Sybase. By the acts, transactions and courses of conduct alleged herein,

the Individual Defendants, individually and acting as a part of a common plan, are attempting to unfairly deprive plaintiff and other members of the Class of the true value of their investment in Sybase.

36. The Individual Defendants have violated their fiduciary duties by agreeing to the

Proposed Transaction and the Merger Agreement to the detriment of plaintiff and the Company’s public

CLASS ACTION COMPLAINT

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shareholders. By agreeing to the Merger Agreement, the Individual Defendants have deprived plaintiff and members of the proposed Class of the true value of their investment in Sybase.

37. As demonstrated by the allegations above, the Individual Defendants have failed to exercise the care required, and breached their duties of loyalty because, among other reasons:

(a) they have failed to properly value the Company;

(b) they have failed to disclose all material information to the Company’s shareholders to allow them to make an informed decision as to whether to tender their shares;

(c) they have failed to take steps to maximize the value of Sybase to its public shareholders; and

(d) they have agreed to terms in the Merger Agreement that favor SAP AG and deter alternative bids.

38. Unless enjoined by this Court, the Individual Defendants will continue to breach their fiduciary duties owed to plaintiff and the other members of the Class, and may consummate the

Proposed Transaction which will deprive the Class of its fair proportionate share of Sybase’s valuable assets and businesses, to the irreparable harm of the Class.

39. Plaintiff and the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can plaintiff and the Class be fully protected from the immediate and irreparable injury which the Individual Defendants’ actions threaten to inflict.

COUNT II

Against SAP AG and Sybase for Aiding and

Abetting Breaches of Fiduciary Duties

40. Plaintiff repeats and re-alleges each allegation set forth herein.

41. Defendant SAP AG by reason of its status as a party to the Proposed Transaction, and its possession of non-public information, has aided and abetted the Individual Defendants in the aforesaid breach of their fiduciary duties.

42. Such breaches of fiduciary duties could not and would not have occurred but for the conduct of defendant SAP AG, who, therefore, aided and abetted such breaches in the sale of Sybase to

SAP AG.

CLASS ACTION COMPLAINT

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43. Defendant Sybase by reason of its status as a party to the Proposed Transaction, and its possession of non-public information, has aided and abetted the Individual Defendants in the aforesaid breach of their fiduciary duties.

44. Such breaches of fiduciary duties could not and would not have occurred but for the conduct of defendant Sybase, who, therefore, aided and abetted such breaches in the sale of Sybase to

SAP AG.

45. As a result of the unlawful actions of defendants SAP AG and Sybase, plaintiff and the other members of the Class will be irreparably harmed in that they will be forced into making decisions concerning the value of their investment in the Company without sufficient information necessary to make such a decision and they will not receive fair value for Sybase’s assets and business. Unless the actions of defendants SAP AG and Sybase are enjoined by the Court, defendants SAP AG and Sybase will continue to aid and abet the Individual Defendants’ breaches of their fiduciary duties owed to plaintiff and the members of the Class.

46. Plaintiff and the Class have no adequate remedy at law.

PRAYERS FOR RELIEF

WHEREFORE, plaintiff demands relief, in plaintiff’s favor and in favor of the Class and against defendants, as follows:

A. Declaring and decreeing that the Merger Agreement was entered into in breach of the fiduciary duties of defendants and is therefore unlawful and unenforceable;

B. Enjoining defendants, their agents, counsel, employees and all persons acting in concert with them from consummating the Proposed Transaction, unless and until the Company adopts and implements a procedure or process to obtain a merger agreement providing the best possible terms for shareholders;

C. Rescinding, to the extent already implemented, the Merger Agreement or any of the terms thereof including the “no solicitation” clause;

D. Enjoining defendants from consummating the Merger Agreement and merger unless and until curative disclosures are made to Sybase’s shareholders;

CLASS ACTION COMPLAINT

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E. Awarding plaintiff the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees; and

F. Granting such other and further equitable relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff demands a trial by jury.

DATED: May 17, 2010 Respectfully submitted,

THE WEISER LAW FIRM, P.C.

KATHLEEN A. HERKENHOFF (168562)

KATHLEEN A. HERKENHOFF

12707 High Bluff Drive, Suite 200

San Diego, CA 92130

Telephone: 858-794-1441

Facsimile: 858-794-1450

kah@weiserlawfirm.com

THE WEISER LAW FIRM, P.C. ROBERT B. WEISER

DEBRA S. GOODMAN

HENRY J. YOUNG

121 N. Wayne Avenue, Suite 100

Wayne, PA 19087

Telephone: 610/225-2677

Facsimile: 610/225-2678

RYAN & MANISKAS, LLP

RICHARD MANISKAS

995 Old Eagle School Rd. Suite 311

Wayne, PA 19087

Telephone: 484/588-5516

Facsimile: 484/450-2582

Attorneys for Plaintiff

CLASS ACTION COMPLAINT